Exhibit 99.1

HOWARD HUGHES HOLDINGS INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2025 RESULTS
Record performance in MPC and Operating Assets segments drive strong full year results as HHH begins new era as diversified holding company

THE WOODLANDS, Texas, February 19, 2026 – Howard Hughes Holdings Inc. (NYSE: HHH) (the “Company,” “HHH,” “Howard Hughes,” or “we”) today announced operating results for the fourth quarter ended December 31, 2025. The financial statements, exhibits, and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Full Year 2025 Highlights:

–Net income from continuing operations of $123.8 million, or $2.21 per diluted share, in 2025, compared to $285.2 million, or $5.73 per diluted share, in 2024
–Announced an agreement to acquire 100% of Vantage Group Holdings Ltd. (Vantage), a privately held leading specialty insurance and reinsurance company, for approximately $2.1 billion, marking a significant step in transforming Howard Hughes into a diversified holding company
–Adjusted Operating Cash Flow of $446 million or $7.97 per diluted share compared to $535 million or $10.71 per diluted share in the prior-year period
–Contracted $1.6 billion of future condo revenue, primarily through the pre-sale of 220 condominium units at Melia and ‘Ilima—the 12th and 13th condominium developments at Ward Village®
–Generated Master Planned Communities (MPC) EBT of $476 million, driven by the sale of 621 residential acres at an average price of $890,000 per acre
–Total Operating Assets Net Operating Income (NOI) increased 8% year-over-year to $276 million, led by robust office and multifamily results
–Strong liquidity position with $1.5 billion in cash and cash equivalents and $1.2 billion of undrawn lender commitments available to be drawn for property development

Fourth Quarter 2025 Highlights:

–Net income from continuing operations was $5.7 million, or $0.10 per diluted share in the quarter, compared to net income from continuing operations of $162.3 million, or $3.25 per diluted share, in the fourth quarter of 2024
–Adjusted Operating Cash Flow of $93 million or $1.57 per diluted share
–Generated MPC EBT of $105 million, driven by the sale of 91 residential acres at an average price of $653,000 per acre
–Total Operating Assets Net Operating Income (NOI) increased 11% year-over-year to $68 million, led by robust office and retail results
–Contracted to sell 28 condo units representing approximately $92 million of future condo revenue
–Celebrated the grand opening of Teravalis™, a 37,000-acre master planned community in the Phoenix West Valley, marked by the opening of its inaugural village, Floreo

“Howard Hughes delivered outstanding full-year results in 2025 as we transform HHH into a diversified holding company, building upon our highly successful, cash-generative real estate platform,” said Bill Ackman, Executive Chairman of Howard Hughes. "The year marked a defining inflection point with Pershing Square’s $900 million investment in HHH and our agreement to acquire the Vantage Group Holdings insurance business. These transactions broaden Howard Hughes’ strategic reach and establish a foundation for compounding long-term shareholder value across multiple platforms while maintaining our disciplined approach to capital allocation.”

“Howard Hughes Communities continues to be the nation’s leading real estate platform, with record NOI in 2025 demonstrating once again how exceptional quality drives premium land values and robust market demand across our communities,” said David R. O’Reilly, Chief Executive Officer of Howard Hughes. “Our MPC, Operating Assets, and Strategic Development segments remain significant growth drivers as we execute across our development pipeline and unlock substantial value for shareholders. In addition, the recent announcement of Toro District in Bridgeland further demonstrates the embedded value within our land positions and our ability to activate those assets through strategic public-private partnerships that enhance long-term recurring revenue potential.”

Financial Highlights

MPC
Full Year
–MPC EBT reached an all-time high of $476.1 million, increasing 36% compared to $349.1 million in the prior year.
–Residential land sales totaled 621 acres in 2025, compared to 445 acres in the prior year, including 415 acres sold in Summerlin®, 177 acres sold in Bridgeland®, and 28 acres sold in The Woodlands Hills®.
–In Summerlin, land sales included a bulk sale of 231 acres at an average price of $434,000 per acre. Excluding the bulk sale, residential land sales included seven superpad sales totaling 181 acres at a record price of approximately $1.7 million per acre and three custom lots at an average price of approximately $7.6 million per acre.
–New homes sold across our communities totaled 1,936 units in 2025, with Summerlin and Bridgeland ranking #10 and #11, respectively, in the RCLCO’s annual list of top-selling master planned communities.
Fourth Quarter
–MPC EBT totaled $105.4 million in the fourth quarter, increasing 85% compared to $56.9 million in the prior-year period, primarily driven by residential land sales at Bridgeland.
–During the quarter, 91 residential acres were sold across Bridgeland and The Woodlands Hills, compared to 60 acres in the prior-year period, generating $59.3 million of MPC land sales at an average price of $653,000 per acre.
–New homes sold across our communities totaled 477 units during the quarter. While volumes declined modestly compared to the prior-year period, demand for our residential land remained strong, supporting continued pricing strength and long-term value creation across our MPCs.

Operating Assets
Full Year
–Total Operating Assets NOI, including the contribution from unconsolidated ventures, was $276.3 million—a new full-year record representing a $19.3 million or 8% year-over-year increase.
–Office delivered record NOI in 2025, increasing 11% year-over-year, primarily due to strong lease-up activity and abatement expirations in The Woodlands, Merriweather District, and Summerlin. In 2025, the Company executed 484,000 square feet of new or expanded office leases including 334,000 square feet in The Woodlands, 88,000 square feet in Merriweather District, and 62,000 square feet in Summerlin.
–Multifamily contributed record NOI and increased 7% year-over-year, predominantly due to strong lease-up across our stabilized portfolio, including Tanager Echo in Summerlin, Wingspan in Bridgeland, and Marlow at Merriweather District.
–Retail NOI increased 2% year-over-year primarily due to higher achieved rents at Downtown Summerlin and continued lease up of newly delivered assets, most notably the Whole Foods-anchored retail center in Summerlin and Village Green at Bridgeland Central®.
Fourth Quarter
–Total Operating Assets NOI, including the contribution from unconsolidated ventures, was $68.0 million in the quarter, representing a $6.8 million or 11% improvement compared to $61.2 million in the prior year.

–Office NOI of $36.1 million increased 24% year-over-year primarily due to strong leasing activity and abatement expirations at various properties in The Woodlands, Merriweather District, and Summerlin—most notably at 9950 Woodloch Forest, 6100 Merriweather, 1700 Pavilion, Three Hughes Landing, and 1201 Lake Robbins. During the quarter, we executed new or expanded office leases totaling 101,000 square feet. At quarter end, our stabilized office portfolio was 88% leased.
–Retail NOI of $14.2 million increased 9% year-over-year primarily due to strong tenant sales at Downtown Summerlin and continued lease up at various properties across our portfolio. At quarter end, our stabilized retail portfolio was 92% leased.
–Multifamily NOI of $13.8 million decreased 8% year-over-year. The decrease was primarily due to higher operating expenses and taxes, most notably at our recently completed development projects including 1 Riva Row, Wingspan, and Marlow. At quarter end, the stabilized multifamily portfolio was 93% leased.

Strategic Developments
Full Year
–In Hawaiʻi, the Company contracted to sell 287 condominium units representing approximately $1.6 billion in future revenue. The majority of these pre-sales occurred at Melia and ‘Ilima, which contracted 220 units during the year, and at The Launiu, which contracted 63 units. At year end, the predevelopment condominiums of Melia and ‘Ilima were 60% pre-sold, and The Launiu was 71% pre-sold. Additionally, the condominiums under construction include The Park Ward Village® at 97% pre-sold, and Kalae® at 93% pre-sold.
–In Texas, the Company pre-sold six additional units at The Ritz-Carlton Residences, The Woodlands, representing approximately $43.3 million in future condo revenue, bringing the development project to 76% pre-sold at year end. The units remaining are being selectively held off the market in an effort to capture incremental value when the project nears completion.
–The Company broke ground on Memorial Hermann Medical Office, a 51,000-square-foot, build-to-suit facility in Bridgeland, representing the first phase of approximately one million square feet of planned medical facilities within the master planned community.
Fourth Quarter
–Contracted to sell 26 condominium units in Hawaiʻi representing $84.2 million in future condo revenue, including 12 units at Melia and ‘Ilima, and 14 units at The Launiu. Pre-sale activity at our condominium projects under construction, The Park Ward Village and Kalae, was unchanged during the quarter.
–Pre-sold two additional units at The Ritz-Carlton Residences, The Woodlands, representing approximately $7.4 million in future condo revenue.
–Completed construction of 1 Riva Row—a 268-unit luxury high rise multifamily development in The Woodlands, which is expected to generate approximately $9.9 million of incremental annual NOI upon stabilization.
–Closed on Ulana at Ward Village, a workforce housing development, completing the sale of 690 condo units at an expected break-even gross margin.

Financing Activity
Fourth Quarter
–Extended the Tanager Echo construction loan to an initial maturity in December 2031, with proceeds from refinancing of $10.6 million. The loan extension will bear interest at 5.23% compared to the previous rate of SOFR + 2.94%.
–Extended the Merriweather Row loan through a renewal, extension, and modification agreement to an initial maturity in December 2028. The transaction included a $13.4 million paydown of the outstanding loan balance and resulted in the One Mall North property being unencumbered from the financing.
–Subsequent to the quarter, 10285 Lakefront Medical Office exercised the first extension option to extend its maturity from March 2026 to March 2027.
–Subsequent to year end, on February 17, 2026, Howard Hughes Corporation (HHC), the Company’s wholly owned subsidiary, issued $500.0 million of 5.875% senior unsecured notes due 2032 and $500.0 million of 6.125% senior unsecured notes due 2034. HHC used the net proceeds to redeem its outstanding $750.0 million 5.375% senior unsecured notes due 2028, including premiums, accrued and unpaid interest and related expenses, and will use the remaining proceeds for general corporate purposes.

Full Year 2026 Guidance

As Howard Hughes transitions into a diversified holding company, our reporting framework will evolve accordingly. Following the anticipated closing of the Vantage transaction, our earnings base will reflect both real estate and insurance platforms with fundamentally different economic characteristics. Over time, we intend to move from traditional annual segment-based guidance toward longer-term segment objectives aligned with how we manage capital internally.

We expect to continue providing detailed disclosure on our real estate operations, including MPC activity, operating asset performance, and condominium progress. Following the close of the Vantage acquisition, we will introduce appropriate insurance-specific metrics and reporting to enable investors to assess the performance and risk profile of that business independently. While near-term results may reflect increased variability as we integrate new platforms, our objective remains unchanged: to compound intrinsic value per share through disciplined capital allocation, prudent risk management, and a long-term ownership mindset.

Given that the Vantage transaction is still pending, we are providing the following expectations related to our 2026 performance for Howard Hughes Communities:

–Adjusted Operating Cash Flow is expected to range between $415 million and $465 million in 2026, with an implied mid-point of approximately $440 million.
–MPC EBT is expected to normalize in 2026 following a record year of land sales in 2025, which included outsized superpad sales in Summerlin. We expect 2026 MPC EBT to range between $343 million and $391 million, with an implied mid-point of approximately $367 million. Excluding the superpad sale in Summerlin referenced earlier, our 2026 guidance is essentially flat relative to 2025.
–Operating Assets NOI, including contributions from unconsolidated ventures, is expected range between $279 million and $290 million, with a mid-point of approximately $284 million.
–Condominium sales revenue is expected to range between $720 million and $750 million in 2026, with a gross profit of approximately $108 million to $128 million. Condominium closings during the year are expected to be driven primarily by The Park Ward Village, which was over 97% under contract as of year-end 2025.
–Cash G&A is expected to range between $82 million and $92 million in 2026, or a mid-point of approximately $87 million, excluding non-cash stock-based compensation and quarterly variable fees paid to Pershing Square.

Conference Call & Webcast Information

Howard Hughes Holdings Inc. will host its fourth quarter 2025 earnings conference call on Friday, February 20, 2026, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Please visit the Howard Hughes website to listen to the earnings call via a live webcast. For listeners who wish to participate in the question-and-answer session via telephone, please preregister using HHH’s earnings call registration webpage. All registrants will receive dial-in information and a PIN allowing them to access the live call. An on-demand replay of the earnings call will be available on the Company’s website immediately after the call for a period of one year.

We are primarily focused on creating shareholder value by increasing our per-share value creation and long-term cash generation. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended December 31,				Year Ended December 31,
$ in thousands	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Operating Assets NOI (1)
Office	$36,081	$28,993	$7,088	24%	$138,173	$124,594	$13,579	11%
Retail	14,230	13,027	1,203	9%	55,132	54,163	969	2%
Multifamily	13,838	15,000	(1,162)	(8)%	62,694	58,827	3,867	7%
Other	1,392	1,459	(67)	(5)%	5,986	6,153	(167)	(3)%
Dispositions (a)	—	432	(432)	(100)%	—	1,718	(1,718)	(100)%
Operating Assets NOI	65,541	58,911	6,630	11%	261,985	245,455	16,530	7%
Company's share of NOI from unconsolidated ventures	2,456	2,288	168	7%	14,303	11,552	2,751	24%
Total Operating Assets NOI	$67,997	$61,199	$6,798	11%	$276,288	$257,007	$19,281	8%

Projected stabilized NOI Operating Assets ($ in millions)					$360.5	$352.2	$8.3	2%

MPC
Acres Sold - Residential	91	60	31	52%	621	445	176	40%
Acres Sold - Commercial	30	10	20	NM	30	14	16	114%
Price Per Acre - Residential	$653	$909	$(256)	(28)%	$890	$990	$(100)	(10)%
Price Per Acre - Commercial	$670	$218	$452	NM	$670	$369	$301	82%
MPC EBT	$105,421	$56,890	$48,531	85%	$476,102	$349,134	$126,968	36%

Strategic Developments
Condominium rights and unit sales	$369,479	$778,590	$(409,111)	(53)%	$370,156	$778,616	$(408,460)	(52)%
(a)Properties that were transferred to our Strategic Developments segment for redevelopment and properties that were sold are shown separately for all periods presented.

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About Howard Hughes Holdings Inc.

Howard Hughes Holdings (HHH) is a holding company focused on growing long-term shareholder value. Through its real estate platform, Howard Hughes Communities, HHH owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including The Woodlands®, Bridgeland® and The Woodlands Hills® in Greater Houston; Summerlin® in Las Vegas; Teravalis™ in Greater Phoenix; Ward Village® in Honolulu; and Merriweather District in Columbia, Maryland. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Forward-looking statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) our ability to realize the anticipated benefits of the transactions with Pershing Square and our new strategy; (ii) our ability to identify and consummate transactions as part of our new strategy of becoming a diversified holding company; (iii) risks inherent in acquiring or making investments in operating companies, especially companies in industries unrelated to our existing real estate business; (iv) our ability to realize the anticipated benefits of the spinoff of Seaport Entertainment Group Inc. that we completed in 2024; (v) macroeconomic conditions such as volatility in capital markets, unstable economic and political conditions within the U.S. and foreign jurisdictions, geopolitical conflicts, and changes in trade policies or a prolonged recession in the national economy, including any adverse business or economic conditions in the homebuilding, condominium-development, retail, and office sectors; (vi) changes in trade policies, including tariffs or duties on construction or homebuilding materials, potential retaliatory actions by other countries, and related impacts on market conditions and business activity, (vii) our inability to obtain operating and development capital for our properties, including our inability to obtain or refinance debt capital from lenders and the capital markets; (viii) interest rate volatility and inflation; (ix) the availability of debt and equity capital; (x) our ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (xi) general inflation, including core and wage inflation; commodity and energy price and currency volatility; as well as monetary, fiscal and policy interventions in anticipation of our reaction to such events, including increases in interest rates; (xii) mismatch of supply and demand, including interruptions of supply lines; (xiii) extreme weather conditions or climate change, including natural disasters, that may cause property damage or interrupt business; (xiv) the impact of water and electricity shortages; (xv) contamination of our property by hazardous or toxic substances; (xvi) terrorist activity, acts of violence, or breaches of our or our vendors’ data security; (xvii) losses that are not insured or exceed the applicable insurance limits; (xviii) our ability to lease new or redeveloped space; (xix) our ability to obtain the necessary governmental permits for the development of our properties and necessary regulatory approvals pursuant to an extensive entitlement process involving multiple and overlapping regulatory jurisdictions, which often require discretionary action by local governments; (xx) increased construction costs exceeding our original estimates, delays or overruns, claims for construction defects, or other factors affecting our ability to develop, redevelop or construct our properties; (xxi) regulation of the portion of our business that is dedicated to the formation and sale of condominiums, including regulatory filings to state agencies, additional entitlement processes, and requirements to transfer control to a condominium association’s board of directors in certain situations, as well as potential defaults by purchasers on their obligations to purchase condominiums; (xxii) fluctuations in regional and local economies, the impact of changes in interest rates on residential housing and condominium markets, local real estate conditions, tenant rental rates, and competition from competing retail properties and the internet; (xxiii) inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; (xxiv) our ability to attract and retain key personnel; (xxv) our ability to collect rent and attract tenants; (xxvi) our indebtedness, including our $750,000,000 5.375% senior unsecured notes due 2028, $650,000,000 4.125% Senior Notes due 2029 and $650,000,000 4.375% Senior Notes due 2031, which contain restrictions that may limit our ability to operate our business; (xxvii) our directors’ involvement or interests in other businesses, including real estate activities and investments; (xxiii) our inability to control certain of our properties due to the joint ownership of such property and our inability to successfully attract desirable strategic partners; (xxix) our dependence on the operations and funds of our subsidiaries, including The Howard Hughes Corporation; (xxx) catastrophic events or geopolitical conditions, such as international armed conflicts, or the occurrence of epidemics or pandemics; and (xxxi) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2025. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure and a reconciliation to the most directly comparable GAAP measure in the appendix to this earnings release.

Contacts

Media Relations:
Cristina Carlson
Howard Hughes
cristina.carlson@howardhughes.com
646-822-6910

Francis McGill
Pershing Square
McGill@persq.com
212-909-2455

Investor Relations:
investorrelations@howardhughes.com
281-929-7700

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
thousands except per share amounts	2025	2024	2025	2024
REVENUES
Condominium rights and unit sales	$369,479	$778,590	$370,156	$778,616
Master Planned Communities land sales	117,436	67,751	562,586	453,195
Rental revenue	110,564	106,639	441,446	422,100
Other land, rental, and property revenues	14,066	13,650	48,363	44,755
Builder price participation	12,904	16,960	52,341	52,023
Total revenues	624,449	983,590	1,474,892	1,750,689

EXPENSES
Condominium rights and unit cost of sales	368,296	566,880	369,408	582,574
Master Planned Communities cost of sales	40,032	25,937	188,704	169,191
Operating costs	66,202	59,166	213,449	208,578
Rental property real estate taxes	14,474	14,596	60,768	58,395
Provision for (recovery of) doubtful accounts	191	177	232	504
General and administrative	36,971	22,822	122,240	91,752
Depreciation and amortization	47,387	44,966	183,232	179,799
Other	6,744	3,734	19,146	15,002
Total expenses	580,297	738,278	1,157,179	1,305,795

OTHER
Gain (loss) on sale or disposal of real estate and other assets, net	(9)	14,948	29,825	22,907
Other income (loss), net	(17,986)	250	(16,023)	92,120
Total other	(17,995)	15,198	13,802	115,027

Operating income (loss)	26,157	260,510	331,515	559,921

Interest income	15,262	6,079	46,998	25,349
Interest expense	(41,287)	(42,329)	(169,931)	(164,926)
Gain (loss) on extinguishment of debt	(218)	(267)	(698)	(465)
Gain (loss) on sale of MUD receivables	—	2,874	(48,197)	(48,651)
Equity in earnings (losses) from unconsolidated ventures	4,868	(1,599)	1,772	(5,829)
Income (loss) from continuing operations before income taxes	4,782	225,268	161,459	365,399
Income tax expense (benefit)	(897)	62,948	37,616	80,184
Net income (loss) from continuing operations	5,679	162,320	123,843	285,215
Net income (loss) from discontinued operations, net of taxes	—	(6,416)	—	(88,223)
Net income (loss)	5,679	155,904	123,843	196,992
Net (income) loss attributable to noncontrolling interests	321	414	54	711
Net income (loss) attributable to common stockholders	$6,000	$156,318	$123,897	$197,703

Basic income (loss) per share — continuing operations	$0.10	$3.27	$2.22	$5.75
Diluted income (loss) per share — continuing operations	$0.10	$3.25	$2.21	$5.73

HOWARD HUGHES HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

thousands except par values and share amounts	December 31, 2025	December 31, 2024
ASSETS
Master Planned Communities assets	$2,635,077	$2,511,662
Buildings and equipment	4,028,862	3,841,872
Less: accumulated depreciation	(1,082,124)	(949,533)
Land	307,625	302,446
Developments	1,477,615	1,341,029
Net investment in real estate	7,367,055	7,047,476
Investments in unconsolidated ventures	170,122	169,566
Cash and cash equivalents	1,468,507	596,083
Restricted cash	628,651	402,420
Accounts receivable, net	134,122	105,185
Municipal Utility District (MUD) receivables, net	459,729	463,799
Deferred expenses, net	160,966	139,350
Operating lease right-of-use assets	5,231	5,806
Other assets, net	245,078	281,551
Total assets	$10,639,461	$9,211,236

LIABILITIES
Mortgages, notes, and loans payable, net	$5,109,828	$5,127,469
Operating lease obligations	4,868	5,456
Deferred tax liabilities, net	164,472	142,100
Accounts payable and other liabilities	1,518,047	1,094,437
Total liabilities	6,797,215	6,369,462

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 65,910,640 issued, and 59,370,353 outstanding as of December 31, 2025, 56,610,009 shares issued, and 50,116,150 outstanding as of December 31, 2024	659	566
Additional paid-in capital	4,458,838	3,576,274
Retained earnings (accumulated deficit)	(62,096)	(185,993)
Accumulated other comprehensive income (loss)	(1,827)	1,968
Treasury stock, at cost, 6,540,287 shares as of December 31, 2025, and 6,493,859 shares as of December 31, 2024	(620,118)	(616,589)
Total stockholders' equity	3,775,456	2,776,226
Noncontrolling interests	66,790	65,548
Total equity	3,842,246	2,841,774
Total liabilities and equity	$10,639,461	$9,211,236

Segment Earnings Before Taxes (EBT)

The Company has three business segments, Operating Assets, MPC, and Strategic Developments. EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments.

	Three Months Ended December 31,			Year Ended December 31,
thousands except percentages	2025	2024	$ Change	2025	2024	$ Change
Operating Assets Segment EBT
Total revenues	$117,938	$112,521	$5,417	$465,568	$444,300	$21,268
Total operating expenses	(54,276)	(51,840)	(2,436)	(204,273)	(194,591)	(9,682)
Segment operating income (loss)	63,662	60,681	2,981	261,295	249,709	11,586
Depreciation and amortization	(43,996)	(43,137)	(859)	(172,835)	(169,040)	(3,795)
Interest income (expense), net	(34,240)	(34,439)	199	(136,637)	(138,207)	1,570
Other income (loss), net	1,465	(74)	1,539	2,266	822	1,444
Equity in earnings (losses) from unconsolidated ventures	376	1,775	(1,399)	4,829	5,819	(990)
Gain (loss) on sale or disposal of real estate and other assets, net	(9)	14,948	(14,957)	14,354	22,907	(8,553)
Gain (loss) on extinguishment of debt	(218)	(267)	49	(698)	(465)	(233)
Operating Assets segment EBT	$(12,960)	$(513)	$(12,447)	$(27,426)	$(28,455)	$1,029

Master Planned Communities Segment EBT
Total revenues	$135,126	$89,262	$45,864	$634,856	$522,925	$111,931
Total operating expenses	(54,931)	(41,463)	(13,468)	(234,002)	(221,927)	(12,075)
Segment operating income (loss)	80,195	47,799	32,396	400,854	300,998	99,856
Depreciation and amortization	(99)	(111)	12	(408)	(438)	30
Interest income (expense), net	20,853	12,634	8,219	75,160	60,473	14,687
Other income (loss), net	66	—	66	120	—	120
Equity in earnings (losses) from unconsolidated ventures	4,406	(3,432)	7,838	(3,374)	(11,899)	8,525
Gain (loss) on sale or disposal of real estate and other assets, net	—	—	—	3,750	—	3,750
MPC segment EBT	$105,421	$56,890	$48,531	$476,102	$349,134	$126,968

Strategic Developments Segment EBT
Total revenues	$371,335	$781,789	$(410,454)	$374,363	$783,396	$(409,033)
Total operating expenses	(379,910)	(573,453)	193,543	(394,089)	(602,724)	208,635
Segment operating income (loss)	(8,575)	208,336	(216,911)	(19,726)	180,672	(200,398)
Depreciation and amortization	(2,357)	(998)	(1,359)	(6,579)	(7,255)	676
Interest income (expense), net	5,261	5,632	(371)	18,851	18,603	248
Other income (loss), net	(19,423)	459	(19,882)	(18,487)	90,534	(109,021)
Equity in earnings (losses) from unconsolidated ventures	86	58	28	317	251	66
Gain (loss) on sale or disposal of real estate and other assets, net	—	—	—	11,721	—	11,721
Strategic Developments segment EBT	$(25,008)	$213,487	$(238,495)	$(13,903)	$282,805	$(296,708)

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G promulgated by the Securities and Exchange Commission. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

Net Operating Income (NOI)

We define NOI as operating revenues (rental income, tenant recoveries, and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing, and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization; demolition costs; other income (loss); depreciation and amortization; development-related marketing costs; gain on sale or disposal of real estate and other assets, net; loss on extinguishment of debt; provision for impairment; and equity in earnings from unconsolidated ventures. This amount is presented as Operating Assets NOI throughout this document. Total Operating Assets NOI represents NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets segment because it provides a performance measure that reflects the revenues and expenses directly associated with owning and operating real estate properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as rental and occupancy rates, tenant mix, and operating costs have on our operating results, gross margins, and investment returns.

A reconciliation of segment EBT to NOI for Operating Assets is presented in the table below:

	Three Months Ended December 31,			Year Ended December 31,
thousands	2025	2024	$ Change	2025	2024	$ Change
Operating Assets Segment
Total revenues	$117,938	$112,521	$5,417	$465,568	$444,300	$21,268
Total operating expenses	(54,276)	(51,840)	(2,436)	(204,273)	(194,591)	(9,682)
Segment operating income (loss)	63,662	60,681	2,981	261,295	249,709	11,586
Depreciation and amortization	(43,996)	(43,137)	(859)	(172,835)	(169,040)	(3,795)
Interest income (expense), net	(34,240)	(34,439)	199	(136,637)	(138,207)	1,570
Other income (loss), net	1,465	(74)	1,539	2,266	822	1,444
Equity in earnings (losses) from unconsolidated ventures	376	1,775	(1,399)	4,829	5,819	(990)
Gain (loss) on sale or disposal of real estate and other assets, net	(9)	14,948	(14,957)	14,354	22,907	(8,553)
Gain (loss) on extinguishment of debt	(218)	(267)	49	(698)	(465)	(233)
Operating Assets segment EBT	(12,960)	(513)	(12,447)	(27,426)	(28,455)	1,029
Add back:
Depreciation and amortization	43,996	43,137	859	172,835	169,040	3,795
Interest (income) expense, net	34,240	34,439	(199)	136,637	138,207	(1,570)
Equity in (earnings) losses from unconsolidated ventures	(376)	(1,775)	1,399	(4,829)	(5,819)	990
(Gain) loss on sale or disposal of real estate and other assets, net	9	(14,948)	14,957	(14,354)	(22,907)	8,553
(Gain) loss on extinguishment of debt	218	267	(49)	698	465	233
Impact of straight-line rent	(235)	(1,765)	1,530	(1,964)	(4,770)	2,806
Other	649	69	580	388	(306)	694
Operating Assets NOI	65,541	58,911	6,630	261,985	245,455	16,530

Company's share of NOI from equity investments	2,456	2,288	168	8,698	8,310	388
Distributions from Summerlin Hospital investment	—	—	—	5,605	3,242	2,363
Company's share of NOI from unconsolidated ventures	2,456	2,288	168	14,303	11,552	2,751
Total Operating Assets NOI	$67,997	$61,199	$6,798	$276,288	$257,007	$19,281

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2025	2024	$ Change	2025	2024	$ Change
Same Store Office
Houston, TX	$22,044	$19,201	$2,843	$88,918	$82,654	$6,264
Columbia, MD	7,538	5,048	2,490	26,609	22,782	3,827
Las Vegas, NV	5,880	4,887	993	22,452	19,128	3,324
Total Same Store Office	35,462	29,136	6,326	137,979	124,564	13,415

Same Store Retail
Houston, TX	2,823	2,031	792	11,225	9,898	1,327
Columbia, MD	984	1,277	(293)	4,710	4,442	268
Las Vegas, NV	6,851	5,784	1,067	24,202	23,135	1,067
Honolulu, HI	2,737	3,853	(1,116)	13,453	16,561	(3,108)
Total Same Store Retail	13,395	12,945	450	53,590	54,036	(446)

Same Store Multifamily
Houston, TX	7,968	9,107	(1,139)	38,041	37,602	439
Columbia, MD	3,195	3,357	(162)	13,729	12,779	950
Las Vegas, NV	2,818	2,537	281	11,068	8,447	2,621
Company's share of NOI from unconsolidated ventures	1,864	1,734	130	7,234	7,378	(144)
Total Same Store Multifamily	15,845	16,735	(890)	70,072	66,206	3,866

Same Store Other
Houston, TX	1,005	1,214	(209)	4,138	4,520	(382)
Columbia, MD	—	(199)	199	(62)	245	(307)
Las Vegas, NV	276	316	(40)	1,207	1,127	80
Honolulu, HI	(41)	42	(83)	16	163	(147)
Company's share of NOI from unconsolidated ventures	592	554	38	7,069	4,174	2,895
Total Same Store Other	1,832	1,927	(95)	12,368	10,229	2,139
Total Same Store NOI	66,534	60,743	5,791	274,009	255,035	18,974

Non-Same Store NOI	1,463	456	1,007	2,279	1,972	307
Total Operating Assets NOI	$67,997	$61,199	$6,798	$276,288	$257,007	$19,281

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended December 31, 2025	Year Ended December 31, 2025	Year Ended December 31, 2024
thousands
General and administrative (G&A)	$36,971	$122,240	$91,752
Less: Non-cash stock compensation	(2,136)	(13,639)	(9,104)
Cash G&A	$34,835	$108,601	$82,648

Adjusted Condo Gross Profit

Adjusted condo gross profit is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of gross profit related to condominium sales closed in each period. This measure excludes costs in Condominium rights and unit cost of sales related to the remediation of construction defects at Waiea tower and costs related to a settlement agreement reached for the reimbursement of Waiea remediation costs.

	Three Months Ended December 31, 2025	Year Ended December 31, 2025	Year Ended December 31, 2024
thousands
Condominium rights and unit sales	$369,479	$370,156	$778,616
Condominium rights and unit cost of sales	(368,296)	(369,408)	(582,574)
Less: Waiea settlement and remediation cost	—	—	15,091
Adjusted condo gross profit	$1,183	$748	$211,133

Adjusted Operating Cash Flow Performance Measure

We define Adjusted Operating Cash Flow as the sum of the following: MPC EBT, Total Operating Assets NOI, Adjusted condo gross profit, and cash G&A expense—all of which we have been using to measure our performance and providing guidance on for several years—as well as net interest expense (adjusted for interest income already included in MPC EBT). We believe Adjusted Operating Cash Flow provides investors a straightforward measure to model the Company’s overall financial performance against guidance. Also, by focusing on the core business metrics of each segment, Adjusted Operating Cash Flow offers a straightforward reflection of our operational and cash generation capabilities while highlighting the key drivers of future growth.

thousands	Three Months Ended December 31, 2025	Year Ended December 31, 2025	Year Ended December 31, 2024
Total Operating Assets NOI	$67,997	$276,288	$257,007
MPC EBT	105,421	476,102	349,134
Adjusted condo gross profit	1,183	748	211,133
Interest income (expense), net	(26,025)	(122,933)	(139,577)
Less MPC Interest (income) expense, net (a)	(20,853)	(75,160)	(60,473)
Cash G&A	(34,835)	(108,601)	(82,648)
Adjusted Operating Cash Flow Performance Measure	$92,888	$446,444	$534,576
(a)Represents interest income for the MPC segment, which is included in MPC EBT.

A reconciliation of Net income (loss) from continuing operations attributable to common stockholders to Adjusted Operating Cash Flow is presented in the table below:

	Three Months Ended December 31, 2025		Year Ended December 31, 2025		Year Ended December 31, 2024
thousands except per share amounts		(per diluted share)		(per diluted share)		(per diluted share)
Net income (loss) from continuing operations attributable to common stockholders	$6,000	$0.10	$123,897	$2.21	$285,926	$5.73

Adjustments to reconcile to Adjusted Operating Cash Flow Performance Measure:

Corporate Adjustments
Net (income) loss attributable to noncontrolling interests	(321)		(54)		(711)
Income tax expense (benefit)	(897)		37,616		80,184
Non-cash stock compensation expense	2,136		13,639		9,104
(Gain) loss on sale of MUD receivables	—		48,197		48,651
Other Corporate Items	7,801		22,570		17,236
Total	8,719	0.15	121,968	2.18	154,464	3.09

Operating Assets Adjustments
Depreciation and amortization	43,996		172,835		169,040
Equity in (earnings) losses from unconsolidated ventures	(376)		(4,829)		(5,819)
(Gain) loss on sale or disposal of real estate and other assets, net	9		(14,354)		(22,907)
(Gain) loss on extinguishment of debt	218		698		465
Impact of straight-line rent	(235)		(1,964)		(4,770)
Other	649		388		(306)
Company's share of NOI from unconsolidated ventures	2,456		14,303		11,552
Total	46,717	0.79	167,077	2.98	147,255	2.95

Strategic Developments Adjustments
Rental revenue	—		(33)		(459)
Other land, rental, and property revenues	(1,856)		(4,174)		(4,321)
Operating costs	11,210		22,490		17,670
Rental property real estate taxes	404		2,191		2,480
Depreciation and amortization	2,357		6,579		7,255
Other (income) loss, net	19,423		18,487		(90,534)
Equity in (earnings) losses from unconsolidated ventures	(86)		(317)		(251)
(Gain) loss on sale or disposal of real estate and other assets, net	—		(11,721)		—
Waiea settlement and remediation costs	—		—		15,091
Total	31,452	0.53	33,502	0.59	(53,069)	(1.06)

Adjusted Operating Cash Flow Performance Measure	$92,888	$1.57	$446,444	$7.97	$534,576	$10.71